Exhibit 99.1

Tallgrass Energy Partners Increases Quarterly Distribution for Fifth Consecutive Quarter, a 38% Increase from One Year Earlier

LEAWOOD, Kan.--(BUSINESS WIRE)--October 7, 2014--Tallgrass Energy Partners, LP (NYSE: TEP) announced today that the board of directors of its general partner declared a quarterly cash distribution to partners of $0.41 per common unit for the third quarter of 2014, or $1.64 on an annualized basis. This represents an amount that is 42.6% over TEP’s minimum quarterly distribution, a 37.8% increase from the third quarter of 2013 and a 7.9% sequential increase from the second quarter 2014 distribution of $0.38.

The $0.41 per common unit distribution represents TEP’s fifth consecutive quarterly distribution increase since its IPO in May 2013. The increase is consistent with TEP’s plan to recommend increasing its third and fourth quarter 2014 distributions to achieve at least an aggregate increase of $0.10 per quarter, or $0.40 on an annualized basis, as a result of its acquisition of a 33.3% interest in the Tallgrass Pony Express Pipeline.

The quarterly distribution will be paid on Friday, November 14, 2014, to unitholders of record as of the close of business on Friday, October 31, 2014.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. We provide processing services for customers in Wyoming through Tallgrass Midstream at our Casper and Douglas natural gas processing and our West Frenchie Draw natural gas treating facilities and we provide water business services to customers through BNN Water Solutions. We also provide crude oil transportation to customers in Wyoming, servicing the Bakken production area of North Dakota and eastern Montana through our ownership interest in Tallgrass Pony Express Pipeline. We believe we are well-positioned to capture growing natural gas and crude oil volumes produced in the Denver-Julesburg Basin and the Niobrara, Mississippi Lime and Bakken shale formations.

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the plan to recommend an increase in the cash distributions of the Partnership as a result of its acquisition of Pony Express Pipeline. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com